EXHIBIT 11

                        Golden West Financial Corporation
        Statement of Computation of Basic and Diluted Earnings Per Share
                 (Dollars in thousands except per share figures)
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

                                                        Three Months Ended            Six Months Ended
                                                            June 30                         June 30
                                                  ----------------------------    ----------------------------
                                                      2001           2000             2001           2000
                                                  -------------  -------------    -------------  -------------
  Income before Cumulative Effect of
      Accounting Change                            $   208,929    $   133,262      $   385,008    $   259,196
  Cumulative effect of accounting change,
      net of tax                                           -0-            -0-           (6,018)           -0-
                                                  -------------  -------------    -------------  -------------
  Net Earnings                                     $   208,929    $   133,262      $   378,990    $   259,196
                                                  =============  =============    =============  =============

  Weighted Average Shares                          158,724,536    157,999,885      158,602,033    158,979,248
      Add:  Options outstanding at period end        5,808,805      6,735,779        5,808,805      6,735,779
      Less: Shares assumed purchased back with
            proceeds of options exercised            3,565,162      5,141,709        3,639,409      5,487,657
                                                  -------------  -------------    -------------  -------------
  Diluted Average Shares Outstanding               160,968,179    159,593,955      160,771,429    160,227,370
                                                  =============  =============    =============  =============

  Basic Earnings Per Share before
      Cumulative Effect of Accounting Change       $      1.32     $      .84       $     2.43     $     1.63
  Cumulative effect of accounting change,
      net of tax                                           .00            .00             (.04)           .00
                                                  -------------  -------------    -------------  -------------
  Basic Earnings Per Share                         $      1.32     $      .84       $     2.39     $     1.63
                                                  =============  =============    =============  =============

  Diluted Earnings Per Share before
      Cumulative Effect of Accounting Change       $      1.30     $      .84       $     2.40     $     1.62
  Cumulative effect of accounting change,
      net of tax                                           .00            .00             (.04)           .00
                                                  -------------  -------------    -------------  -------------
  Diluted Earnings Per Share                       $      1.30     $      .84       $     2.36     $     1.62
                                                  =============  =============    =============  =============
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